Exhibit 99.1

Rosetta Resources Inc. Announces 2010 Financial and Operational Results and Provides 2011 Outlook

Company achieves record annual growth in proved reserves, reaches all-time high total liquids production and more than doubles project inventory.

HOUSTON, Feb. 25, 2011 (GlobeNewswire via COMTEX News Network) -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today announced financial and operating results for the fourth quarter and full year 2010 that reflects the Company’s success as an unconventional resource player and its growing production and reserves position in the Eagle Ford shale in South Texas.

“In 2010, we began to realize the benefits of our transformation to an unconventional resource player. We improved virtually every aspect of the underlying fundamentals of our business while establishing one of the industry’s most competitive positions in the Eagle Ford shale play. In the process, we shifted our production base to a more balanced portfolio weighted toward oil, condensate and natural gas liquids,” said Randy Limbacher, Rosetta's chairman, president and CEO. “As a result of our early success in the Eagle Ford and the divestiture of legacy assets to fund our growth initiative there, Rosetta enters 2011 a much more focused company with a larger production, inventory and reserves base for significant growth and a balance sheet that reflects financial discipline.”

Below is a summary of financial and operational highlights from the year:

●
Established a major new base of production and reserves in the Eagle Ford shale –The South Texas play is now Rosetta’s largest producing area recording a total daily net production exit rate of 86 million cubic feet of natural gas equivalent as of December 31, 2010. Of that production, 49 percent was oil, condensate and natural gas liquids (“NGLs”). During 2010, Rosetta successfully delineated its 26,500-acre position in the Gates Ranch, drilling 25 successful wells, of which 16 were completed. Less than seven percent of the Gates Ranch identified inventory is drilled and on production.  Based on actual Gates Ranch well performance, the Company has revised its original estimated ultimate recovery (“EUR”) rates to 7.2 billion cubic feet equivalent (“Bcfe”) gross per well.  Utilizing this new EUR, one typical Gates Ranch well has a before income tax net present value (“BFIT NPV10”) of $13.4 million. The Company has also drilled a successful well on its nearby Light Ranch acreage in central Dimmit County that is expected to increase the potential number of drilling locations.

●
Shifted production portfolio to a more balanced commodity mix and set record highs for annual and quarterly total liquids production – Rosetta ended 2010 with approximately 30 percent of its production from oil, condensate and NGLs and that amount is expected to increase as more production is brought on-line from the Eagle Ford shale. During the fourth quarter, daily total liquids production averaged 7,100 barrels. This more balanced commodity mix reduces exposure to cyclical swings in energy pricing.

●
Replaced 482 percent of production, increased proved reserve base by 36 percent and significantly reduced finding and development costs – During 2010, Rosetta made total capital expenditures of $339.4 million and drilled 127 gross and 124 net wells with a net success rate of 98 percent.  Proved reserves as of December 31, 2010 were 479 Bcfe. The Company’s reserve replacement cost per thousand cubic feet equivalent (“Mcfe”) was $1.40. Reserve replacement calculations include net reserve additions from drilling activity, proved acquisitions, price revisions and performance revisions.

More than doubled resource inventory base – Driven by growth in the Eagle Ford shale, Rosetta more than doubled its project inventory base from the previous year to 2.1 trillion cubic feet of natural gas equivalent including proved undeveloped reserves.

●
Maintained production volumes during a period of divestitures – During 2010, Rosetta averaged production of 138 MMcfe/d for the year.  The Company sold assets in Arkansas, Oklahoma, Mississippi, Texas, Louisiana, New Mexico and Wyoming for approximately $90 million with the net proceeds redeployed into higher-return shale positions. The Company now expects to close sales of its remaining properties in the DJ Basin in the Rockies and holdings in the Sacramento Basin of California by the end of the second quarter in 2011.

●
Moved ahead with exploratory evaluations of large leasehold position in Southern Alberta Basin – Rosetta continued its drilling program on its approximately 300,000-acre position in northwest Montana. As of December 31, 2010, six vertical delineation wells had been drilled with another five planned for the first half of 2011. The Company currently has two rigs under contract.

●
Maintained commitment to financial discipline – The Company continued to divert spending from natural gas producing areas to more promising opportunities offered by its Eagle Ford shale assets. While capital spent exceeded internal cash flows due to increased activity in the Eagle Ford shale, the Company balanced the capital budget with asset sales, cash on hand and additional financing to fund drilling activities.

2010 Fourth Quarter Results

For the fourth quarter ended December 31, 2010, Rosetta reported a net loss of $1.4 million, or $(0.02) per diluted share, versus a net income of $9.2 million, or $0.19 per diluted share, for the same period in 2009.  These results include the impact of a $3.5 million before tax expense related to the closure of its Denver office and an $8.1 million deferred income tax expense charge due to partial impairment of the deferred tax asset as a result of divestitures.

Production for the fourth quarter of 2010 averaged 147 MMcfe/d, up 15 percent from the fourth quarter of 2009. The increase was primarily driven by production growth from the Eagle Ford shale, which averaged approximately 68 MMcfe/d for the fourth quarter of 2010, up from 4 MMcfe/d for the same period in 2009.

Revenues for the fourth quarter of 2010 were $89.4 million compared to $76.5 million for the same period in 2009.  Compared to a year ago, higher product revenues from oil and liquids were offset by lower gas hedging gains.  During the period, 42 percent of revenue was generated from oil and NGL sales, as compared to 17 percent a year ago, reflecting the shift to a higher liquids mix.

Total lease operating expense (“LOE”), which includes direct LOE, workovers, ad valorem taxes and insurance, was $11.6 million in the fourth quarter, down 10 percent from the same period in 2009. This performance reflects the favorable impact of 2010 non-core asset sales, a larger percentage of lower cost production from Eagle Ford assets, as well as lower costs from continuing cost reduction efforts on remaining properties. Direct LOE was $8.7 million or $0.65 per Mcfe, workover costs were $0.2 million or $0.02 per Mcfe, ad valorem taxes were $2.4 million or $0.17 per Mcfe, and insurance was $0.3 million or $0.02 per Mcfe.  For the quarter, production taxes were $1.0 million or $0.07 per Mcfe and treating and transportation and marketing charges were $2.2 million or $0.16 per Mcfe.

Depreciation, depletion and amortization (“DD&A”) was $34.9 million for the fourth quarter based on a DD&A rate of $2.58 per Mcfe.

General and administrative costs for the fourth quarter of 2010 were $20.6 million or $1.52 per Mcfe, including $6.3 million in non-cash stock-based compensation.  Excluding stock-based compensation, general and administrative costs were $1.06 per Mcfe for the fourth period.

Full Year Results

For the year ended December 31, 2010, Rosetta reported net income of $19.0 million, or $0.37 per diluted share, versus a net loss of ($219.2) million, or ($4.30) per diluted share, for the same period in 2009.

Production and revenues for the year ended December 31, 2010 were 138 MMcfe/d and $308.4 million, respectively, compared to 138 MMcfe/d and $294.0 million in 2009.  Compared to a year ago, higher product revenues from oil and liquids were offset by lower gas hedging gains.  Average realized oil prices were $73.91 per barrel (“Bbl”) and average realized NGL prices in 2010 were $41.24 per Bbl.  Average natural gas prices, including hedging, decreased to $5.32 per Mcf from $5.63 per Mcf in 2009. Total revenue for the year ended December 31, 2010 included a benefit of $32.5 million due to the effect of natural gas hedging.

For the year ended December 31, 2010, total LOE was $51.1 million, down 16 percent from the same period in 2009.  Direct LOE was $37.8 million or $0.75 per Mcfe, workover costs were $2.2 million or $0.04 per Mcfe, ad valorem taxes were $9.5 million or $0.19 per Mcfe, and insurance was $1.6 million or $0.03 per Mcfe. Production taxes were $6.0 million or $0.12 per Mcfe and treating and transportation and marketing charges were $7.0 million or $0.14 per Mcfe.

DD&A for full-year 2010 was $116.6 million based on a DD&A rate of $2.32 per Mcfe.

General and administrative costs were $56.3 million or $1.12 per Mcfe for the year ended December 31, 2010, including $14.1 million in non-cash stock-based compensation expense. Excluding stock-based compensation expense, general and administrative costs were $0.84 per Mcfe.

2010 Reserves and Inventory

Proved reserves as of December 31, 2010 were 12.4 million barrels of crude oil and condensate, 19.3 million barrels of natural gas liquids and 289 Bcf of natural gas. The 2010 proved reserves include 273 Bcfe of reserves added primarily from success in the Eagle Ford shale and 63 Bcfe of reserves divested during the year. The 2010 proved reserves include 17 Bcfe added from acquisitions less 49 Bcfe in downward revisions.  Revisions were primarily associated with reduced activities in legacy gas assets or with properties planned for divestiture that were impacted by new Securities and Exchange Commission guidelines limiting proved undeveloped reserves to those expected to be developed within five years.  Of Rosetta's total proved reserves, 51 percent are proved developed and 49 percent are proved undeveloped. The Company's reserve replacement cost was $1.40 per Mcfe for 2010. Rosetta replaced 482 percent of production from all sources.  Total reserve replacement metrics include net reserve additions from drilling activity, proved acquisitions, price revisions and performance revisions.

For year-end 2010 reserve reporting, proved reserve estimates were based on the 12-month first day of the month historical average West Texas Intermediate and Henry Hub oil and gas prices adjusted for basis and quality differentials. The average prices were $75.96 per Bbl for oil and $4.38 per MMBtu for gas.

The following table describes Rosetta's year-end proved reserves by reserve classification:

  Estimated Proved Reserves at December 31, 2010

	Developed	Undeveloped	Total

Crude Oil and Condensate (MMBbls)	3.7	8.7	12.4
Natural Gas Liquids (MMBbls)	6.5	12.8	19.3

Natural Gas (Bcf)	184	105	289

Total (Bcfe)	245	234	479

The estimated standardized measure of discounted future net cash flows from Rosetta's proved reserves at December 31, 2010 was $697 million, an increase of 50 percent from the prior year.

The Company also achieved significant growth in total project inventory with more than 2 trillion cubic feet equivalent of net risked resources, including 1.9 trillion cubic feet in the Eagle Ford.

Financing and Hedging Update

At the end of 2010, the Company had approximately $41.6 million of cash, down $19.6 million from the cash balance at year-end 2009.

The borrowing base under the amended and restated revolving credit facility stands at $325.0 million with $130.0 million borrowed under the revolving credit agreement and unused availability of $195.0 million. The Company exited 2010 with cash and cash available under its revolving line of credit in excess of $235.0 million.

The Company has increased its hedging position for 2011 and 2012.  Rosetta currently has hedges in place for 3,222 Bbls/d of 2011 crude oil production with collars at an average floor price of $75.32 per Bbl and an average ceiling price of $102.90 per Bbl.  Another 3,400 Bbls/d of 2012 crude oil production with collars is hedged at an average floor price of $75.88 per Bbl and an average ceiling price of $108.00 per Bbl.  In addition, Rosetta has hedges in place for 2013 crude oil production of 2,600 Bbls/d of oil at an average floor price of $75.00 per Bbl and an average ceiling price of $124.65 per Bbl.

Of NGL production, a total of 1,679 Bbls/d are hedged with fixed price swaps at an average price of $58.94 per Bbl for 2011 and 1,950 Bbls/d with fixed price swaps at an average price of $60.68 per Bbl for 2012, excluding the ethane component for both years.

The Company also has 50,000 million British thermal units per day (“MMBtu/d”) of natural gas hedged for 2011 including 15,000 MMBtu/d of fixed price swaps at an average price of $5.90 per MMBtu and 35,000 MMBtu/d of collars with an average floor price of $5.79 per MMBtu and average ceiling price of $7.27 per MMBtu. An additional 20,000 MMBtu/d of natural gas has been hedged for 2012 with collars at an average floor price of $5.13 per MMBtu and average ceiling price of $6.31 per MMBtu.

Divestitures Update

Rosetta has entered into two separate purchase and sale agreements for its assets in the Sacramento Basin in California and the DJ Basin in Colorado.  The two operating areas hold a total of 80 Bcfe of proved reserves and currently produce about 40 MMcfe/d. The combined purchase price for the properties totals $255 million, subject to customary closing adjustments based on an effective date in both transactions of January 1, 2011, with both transactions expected to close by the end of the second quarter.  The favorable timing of the divestitures will allow the Company the option to accelerate development in the Eagle Ford, acquire additional leasehold in and around our core areas, and/or accelerate exploration in the Southern Alberta Basin.

2011 Outlook

The Company earlier announced a 2011 capital program of $360 million. More than 90 percent of this planned spending will be allocated to the Company’s assets in the Eagle Ford shale in South Texas. The capital program also includes funds for the continued evaluation of the Southern Alberta Basin.

In 2011, Rosetta plans to drill approximately 40 wells in the Eagle Ford shale area with a fracture stimulation agreement in place to handle increased activity. Capacity constraint issues in the Gates Ranch area were addressed during the fourth quarter of 2010 with the opening of a new pipeline. The Company has contracts in place for firm transportation and processing for up to 205 MMcf/d of gross wellhead production with 115 MMcf/d of capacity available no later than the fourth quarter of 2011 and total contractual capacity reached by 2013.

Rosetta Resources Inc. is an independent exploration and production company engaged in the acquisition and development of onshore energy resources in North America.  The Company’s activities are primarily located in South Texas, including its largest producing region in the Eagle Ford shale, the Sacramento Basin in California and the Rockies, including the Southern Alberta Basin in Montana.  The Company is a Delaware Corporation based in Houston, Texas.

ROSE-F

Forward-Looking Statements

This press release includes forward-looking statements, which give the Company's current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding drilling plans, including the acceleration thereof, production rates and guidance, resource potential, incremental transportation capacity, exit rate guidance, net present value, development plans, progress on infrastructure projects, exposures to weak natural gas prices, changes in the Company's liquidity, changes in acreage positions, expected expenses, expected capital expenditures, and projected debt balances. The assumptions of management and the future performance of the Company are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect the Company's business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; the Company's ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company's assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; pipeline construction difficulties; climatic conditions; availability and cost of material, equipment and services; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of the Company's properties; the Company's ability to retain skilled personnel; diversion of management's attention from existing operations while pursuing acquisitions or dispositions; availability of capital; the strength and financial resources of the Company's competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and other factors detailed in the Company's most recent Form 10-K, Form 10Q and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

For filings reporting year-end 2010 reserves, the SEC permits the optional disclosure of probable and possible reserves.  The Company has elected not to report probable and possible reserves in its filings with the SEC.  We use the term "net risked resources" to describe the Company's internal estimates of volumes of natural gas and oil that are not classified as proved developed reserves but are potentially recoverable through exploratory drilling or additional drilling or recovery techniques.  Estimates of  net risked resources are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of actually being realized by the Company.  Estimates of  net risked resources may change significantly as development provides additional data, and actual quantities that are ultimately recovered may differ substantially from prior estimates. We use the term “BFIT NPV10” to describe the Company's estimate of before income tax net present value discounted at 10 percent resulting from project economic evaluation. The net present value of a project is calculated by summing future cash flows generated by a project, both inflows and outflows, and discounting those cash flows to arrive at a present value.  Inflows primarily include revenues generated from estimated production and commodity prices at the time of the analysis.  Outflows include drilling and completion capital and operating expenses.  Net present value is used to analyze the profitability of a project.  Estimates of net present value may change significantly as additional data becomes available, and with adjustments in prior estimates of actual quantities of production and recoverable reserves, commodity prices, capital expenditures, and/or operating expenses.

Investor Contact:

Michael J. Rosinski
Executive Vice President & Chief Financial Officer
Rosetta Resources Inc.
(713) 335-4037
rosinskim@rosettaresources.com

Rosetta Resources Inc.
Consolidated Balance Sheet
(In thousands, except par value and share amounts)

	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$41,634	$61,256
Accounts receivable	44,028	32,691
Derivative instruments	19,145	8,983
Prepaid expenses	2,711	2,837
Other current assets	5,454	6,415
Total current assets	112,972	112,182
Oil and natural gas properties, full cost method, of which $91,148 million at December 31, 2010 and $42,344 million at at December 31, 2009 were excluded from amortization	2,262,161	2,011,972
Other fixed assets	14,459	12,417
	2,276,620	2,024,389
Accumulated depreciation, depletion, and amortization, including impairment	(1,546,631)	(1,433,787)
Total property and equipment, net	729,989	590,602

Deferred loan fees	7,652	4,921
Deferred tax asset	142,710	169,732
Derivative instruments	1,523	-
Other assets	2,463	2,147
Total other assets	154,348	176,800
Total assets	$997,309	$879,584

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,669	$2,279
Accrued liabilities	57,006	37,107
Royalties payable	14,542	16,064
Derivative instruments	-	236
Prepayment on gas sales	7,869	7,542
Deferred income taxes	7,132	3,258
Total current liabilities	90,218	66,486
Long-term liabilities:
Derivative instruments	1,011	1,960
Long-term debt	350,000	288,742
Other long-term liabilities	27,264	29,301
Total liabilities	$468,493	$386,489

Commitments and contingencies (Note 11)

Stockholders' equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; no shares issued in 2010 or 2009	-	-
Common stock, $0.001 par value; authorized 150,000,000 shares; issued 52,031,004 shares and 51,254,709 shares at December 31, 2010 and 2009, respectively	52	51
Additional paid-in capital	793,293	780,196
Treasury stock, at cost; 343,093 and 199,955 shares at December 31, 2010 and 2009, respectively	(6,896)	(3,473)
Accumulated other comprehensive income	11,259	4,259
Accumulated deficit	(268,892)	(287,938)
Total stockholders' equity	528,816	493,095
Total liabilities and stockholders' equity	$997,309	$879,584

Rosetta Resources Inc.
Consolidated Statement of Operations
(In thousands, except per share amounts)

	Year Ended December 31,
	2010	2009	2008
Revenues:
Natural gas sales	$208,688	$250,684	$398,268
Oil sales	54,542	21,763	55,736
NGL sales	45,200	21,504	45,343
Total revenues	308,430	293,951	499,347
Operating costs and expenses:
Lease operating expense	51,085	60,773	55,694
Depreciation, depletion, and amortization	116,558	121,042	198,862
Impairment of oil and gas properties	-	379,462	444,369
Treating, transportation and marketing	6,963	6,268	9,387
Production taxes	5,953	6,131	13,528
General and administrative costs	56,332	46,993	52,846
Total operating costs and expenses	236,891	620,669	774,686
Operating income (loss)	71,539	(326,718)	(275,339)

Other (income) expense:
Interest expense, net of interest capitalized	27,073	19,258	14,688
Interest income	(38)	(97)	(1,600)
Other (income) expense, net	(1,087)	(876)	12,510
Total other expense	25,948	18,285	25,598

Income (loss) before provision for income taxes	45,591	(345,003)	(300,937)
Income tax expense (benefit)	26,545	(125,827)	(112,827)
Net income (loss)	$19,046	$(219,176)	$(188,110)

Earnings (loss) per share:
Basic	$0.37	$(4.30)	$(3.71)
Diluted	$0.37	$(4.30)	$(3.71)

Weighted average shares outstanding:
Basic	51,381	50,979	50,693
Diluted	52,168	50,979	50,693

Rosetta Resources Inc.
Consolidated Statement of Cash Flows
(In thousands)

	Year Ended December 31,
	2010	2009	2008
Cash flows from operating activities
Net income (loss)	$19,046	$(219,176)	$(188,110)
Adjustments to reconcile net income (loss) to net cash from operating activities
Depreciation, depletion and amortization	116,558	121,042	198,862
Impairment of oil and gas properties	-	379,462	444,369
Deferred income taxes	26,740	(124,632)	(116,519)
Amortization of deferred loan fees recorded as interest expense	2,828	2,102	1,027
Amortization of original issue discount recorded as interest expense	1,258	342	-
Stock compensation expense	14,147	7,836	7,234
Unrealized (gain)/loss on derivative instruments	(1,715)	-	-
Other non-cash items	-	-	(512)
Change in operating assets and liabilities:
Accounts receivable	(11,337)	9,194	13,163
Income taxes receivable	-	-	(776)
Prepaid expenses	852	2,209	5,367
Other current assets	961	(2,344)	178
Other assets	(316)	(484)	191
Accounts payable	1,390	11	5,031
Accrued liabilities	6,848	(1,897)	7,322
Royalties payable	(1,195)	(13,164)	(2,108)
Long-term liabilities	796	-	-
Net cash provided by operating activities	176,861	160,501	374,719
Cash flows from investing activities
Acquisition of oil and gas properties	(5,874)	(3,844)	(163,187)
Purchases of oil and gas assets	(328,889)	(141,016)	(228,464)
Disposals of oil and gas properties and assets	83,142	19,574	-
(Increase) decrease in restricted cash	-	1,421	(1,421)
Other	-	-	2
Net cash used in investing activities	(251,621)	(123,865)	(393,070)
Cash flows from financing activities
Borrowings on revolving credit facility	64,000	28,400	55,000
Payments on revolving credit facility	(124,000)	(40,000)	-
Issuance of Senior Notes	200,000	-	-
Repayment on Term Loan	(80,000)	-	-
Deferred loan fees	(6,282)	(5,855)	-
Proceeds from stock options exercised	4,843	21	3,617
Purchases of treasury stock	(3,423)	(801)	(627)
Net cash provided by (used in) financing activities	55,138	(18,235)	57,990

Net (decrease) increase in cash	(19,622)	18,401	39,639
Cash and cash equivalents, beginning of year	61,256	42,855	3,216
Cash and cash equivalents, end of year	$41,634	$61,256	$42,855

Supplemental disclosures:
Cash paid for interest expense, net of capitalized interest	$22,987	$16,813	$13,658
Cash paid (received) for tax	$337	$(1,196)	$4,470

Supplemental non-cash disclosures:
Capital expenditures included in accrued liabilities	$22,945	$18,199	$26,555
Release of suspended revenues and non-consent liabilities resulting from Calpine Settlement included in Accounts payable and Acquisition of oil and gas properties	$-	$-	$36,713